KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
          R E P O R T  O F  I N D E P E N D E N T  P U B L I C
          A C C O U N T A N T S


          To the Stockholders and the Board of Directors of Kaiser Aluminum
          Corporation:

          We have audited the accompanying consolidated balance sheets of Kaiser Aluminum Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related statements of consolidated income (loss) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP





          Houston, Texas
          February 28, 1999




          KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
          C O N S O L I D A T E D  B A L A N C E  S H E E T S


                                                                               December 31,
                                                                      ------------------------------
          (In millions of dollars, except share amounts)                        1998            1997
          ------------------------------------------------------------------------------------------
          ASSETS
          Current assets:
               Cash and cash equivalents                              $        98.3   $        15.8
               Receivables:
                    Trade, less allowance for doubtful receivables
                         of $6.2 in 1998 and $5.8 in 1997                     170.1           232.9
                    Other                                                     112.6           107.3
               Inventories                                                    543.5           568.3
               Prepaid expenses and other current assets                      105.5           121.3
                                                                      --------------  --------------

                    Total current assets                                    1,030.0         1,045.6

          Investments in and advances to unconsolidated affiliates            128.3           148.6
          Property, plant, and equipment - net                              1,108.7         1,171.8
          Deferred income taxes                                               377.9           330.6
          Other assets                                                        346.0           317.3
                                                                      --------------  --------------
                    Total                                             $     2,990.9   $     3,013.9
                                                                      ==============  ==============

          LIABILITIES AND STOCKHOLDERS' EQUITY
          Current liabilities:
               Accounts payable                                       $       173.3   $       176.2
               Accrued interest                                                37.3            37.6
               Accrued salaries, wages, and related expenses                   73.8            97.9
               Accrued postretirement medical benefit obligation -
                    current portion                                            48.2            45.3
               Other accrued liabilities                                      148.3           145.6
               Payable to affiliates                                           77.1            82.7
               Long-term debt - current portion                                  .4             8.8
                                                                      --------------  --------------

                    Total current liabilities                                 558.4           594.1

          Long-term liabilities                                               532.9           491.9
          Accrued postretirement medical benefit obligation                   694.3           720.3
          Long-term debt                                                      962.6           962.9
          Minority interests                                                  123.5           127.7
          Commitments and contingencies
          Stockholders' equity:
               Common stock, par value $.01, authorized 100,000,000
                    shares; issued and outstanding, 79,153,543 and
                    78,980,881 in 1998 and 1997                                  .8              .8
               Additional capital                                             535.4           533.8
               Accumulated deficit                                           (417.0)         (417.6)
                                                                      --------------  --------------

                    Total stockholders' equity                                119.2           117.0
                                                                      --------------  --------------


                    Total                                             $     2,990.9   $     3,013.9
                                                                      ==============  ==============










           The accompanying notes to consolidated financial statements are an integral part of these statements.


          KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
          S T A T E M E N T S  O F  C O N S O L I D A T E D  I N C O M E
          ( L O S S )



                                                                                  Year Ended December 31,
                                                                      ----------------------------------------------
          (In millions of dollars, except share amounts)                        1998            1997            1996
          ----------------------------------------------------------------------------------------------------------
          Net sales                                                   $     2,256.4   $     2,373.2   $     2,190.5
                                                                      --------------  --------------  --------------

          Costs and expenses:
               Cost of products sold                                        1,906.2         1,951.2         1,857.5
               Depreciation and amortization                                   99.1           102.5           107.6
               Selling, administrative, research and development,
                    and general                                               115.5           131.8           127.6
               Impairment of Micromill(TM) assets/restructuring of
                    operations                                                 45.0            19.7            -
                                                                      --------------  --------------  --------------
                    Total costs and expenses                                2,165.8         2,205.2         2,092.7
                                                                      --------------  --------------  --------------

          Operating income                                                     90.6           168.0            97.8

          Other income (expense):
               Interest expense                                              (110.0)         (110.7)          (93.4)
               Other - net                                                      3.5             3.0            (2.7)
                                                                      --------------  --------------  --------------

          Income (loss) before income taxes and minority interests            (15.9)           60.3             1.7

          Benefit (provision) for income taxes                                 16.4            (8.8)            9.3

          Minority interests                                                     .1            (3.5)           (2.8)
                                                                      --------------  --------------  --------------

          Net income                                                             .6            48.0             8.2

          Dividends on preferred stock                                         -               (5.5)           (8.4)
                                                                      --------------  --------------  --------------

          Net income (loss) available to common shareholders          $          .6   $        42.5   $         (.2)
                                                                      ==============  ==============  ==============

          Earnings per share:
               Basic                                                  $         .01   $         .57   $         .00
                                                                      ==============  ==============  ==============

               Diluted                                                $         .01   $         .57   $         .00
                                                                      ==============  ==============  ==============

          Weighted average shares outstanding (000):
               Basic                                                         79,115          74,221          71,644
                                                                      ==============  ==============  =============

               Diluted                                                       79,156          74,382          71,644
                                                                      ==============  ==============  ==============






           The accompanying notes to consolidated financial statements are an integral part of these statements.

          KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
          S T A T E M E N T S  O F  C O N S O L I D A T E D  C A S H  F L O W S



                                                                                            Year Ended December 31,
                                                                                ----------------------------------------------
          (In millions of dollars)                                                        1998            1997            1996
          --------------------------------------------------------------------------------------------------------------------
          Cash flows from operating activities:
               Net income                                                       $          .6   $        48.0   $         8.2
               Adjustments to reconcile net income to net cash provided by operating activities:
                         Depreciation and amortization (including deferred
                              financing costs)                                          103.0           108.6           113.2
                         Impairment of Micromill assets/restructuring of
                              operations                                                 45.0            19.7            -
                         Non-cash benefit for income taxes                               (8.3)          (12.5)           -
                         Equity in (income) loss of unconsolidated affiliates,
                              net of distributions                                         .1             7.8             3.0
                         Minority interests                                               (.1)            3.5             2.8
                         Decrease (increase) in receivables                              61.5           (92.1)           51.8
                         Decrease (increase) in inventories                              24.8            (9.3)          (36.5)
                         Decrease (increase) in prepaid expenses and other
                              assets                                                      2.5             7.8           (39.5)
                         (Decrease) increase in accounts payable and accrued
                              interest                                                   (3.2)          (11.5)            8.8
                         Decrease in payable to affiliates and accrued
                              liabilities                                               (41.6)          (19.6)          (62.9)
                         Decrease in accrued and deferred income taxes                  (26.2)          (17.4)          (36.5)
                         Other                                                           12.6            12.0             9.5
                                                                                --------------  --------------  --------------

                              Net cash provided by operating activities                 170.7            45.0            21.9
                                                                                --------------  --------------  --------------

          Cash flows from investing activities:
               Additions to property, plant, and equipment                              (77.6)         (128.5)         (161.5)
               Other                                                                      3.2            19.9            17.2
                                                                                --------------  --------------  --------------

                              Net cash used for investing activities                    (74.4)         (108.6)         (144.3)
                                                                                --------------  --------------  --------------

          Cash flows from financing activities:
               Repayments under revolving credit facility, net                           -               -              (13.1)
               Borrowings of long-term debt                                              -               19.0           225.9
               Repayments of long-term debt                                              (8.9)           (8.8)           (9.0)
               Incurrence of financing costs                                              (.6)            (.9)           (6.2)
               Dividends paid                                                            -               (4.2)          (10.5)
               Capital stock issued                                                        .1              .4            -
               Decrease (increase) in restricted cash, net                                4.3            (5.3)           -
               Redemption of minority interests' preference stock                        (8.7)           (2.1)           (5.3)
                                                                                --------------  --------------  --------------

                              Net cash (used for) provided by financing
                                   activities                                           (13.8)           (1.9)          181.8
                                                                                --------------  --------------  --------------

          Net increase (decrease) in Cash and cash equivalents during the year           82.5           (65.5)           59.4
          Cash and cash equivalents at beginning of year                                 15.8            81.3            21.9
                                                                                --------------  --------------  --------------
          Cash and cash equivalents at end of year                              $        98.3   $        15.8   $        81.3
                                                                                ==============  ==============  ==============

          Supplemental disclosure of cash flow information:
               Interest paid, net of capitalized interest                       $       106.3   $       102.7   $        84.2
               Income taxes paid                                                         16.8            24.4            22.7
               Tax allocation payments to MAXXAM Inc.                                    -               11.8             1.1



           The accompanying notes to consolidated financial statements are an integral part of these statements.



KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(In millions of dollars, except share amounts)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the statements of Kaiser Aluminum Corporation ("Kaiser" or the "Company") and its majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see Note 11).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Certain reclassifications of prior-year information were made to conform to the current presentation.

CASH AND CASH EQUIVALENTS
The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

INVENTORIES
Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                     December 31,
                                                            ------------------------------
                                                                      1998            1997
------------------------------------------------------------------------------------------
Finished fabricated products                                $        112.4  $        103.9
Primary aluminum and work in process                                 205.6           226.6
Bauxite and alumina                                                  109.5           108.4
Operating supplies and repair and maintenance parts                  116.0           129.4
                                                            --------------  --------------
                                                            $        543.5  $        568.3
                                                            ==============  ==============


DEPRECIATION
Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets. The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

STOCK-BASED COMPENSATION
The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock. No compensation cost has been recognized for this plan as the stock options granted in 1998 and 1997 were at the market price. No stock options were granted in 1996. (See Note 7).

OTHER INCOME (EXPENSE)
Other expense in 1998, 1997, and 1996, includes $12.7, $8.8, and $3.1 of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims net of estimated aggregate insurance recoveries pertaining to operations which were discontinued prior to the acquisition of the Company by MAXXAM in 1988. Other income in 1998 includes $12.0 attributable to insurance recoveries related to certain incurred environmental costs. (See Note 9).

DEFERRED FINANCING COSTS
Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Amortization of $3.9, $6.1, and $5.6 is included in interest expense for the years ended December 31, 1998, 1997, and 1996, respectively.

FOREIGN CURRENCY
The Company uses the United States dollar as the functional currency for its foreign operations.

DERIVATIVE FINANCIAL INSTRUMENTS
Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin deposits to counterparties, as the case may be. At December 31, 1998, KACC had received $9.9 of margin advances from counterparties. At December 31, 1997, KACC had neither received nor made any margin deposits. Management considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal.

Deferred gains or losses as of December 31, 1998, are included in Prepaid expenses and other current assets and Other accrued liabilities (See Note
10).

FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company estimates the fair value of its outstanding indebtedness to be $950.0 and $1,020.0 at December 31, 1998 and 1997, respectively, based on quoted market prices for KACC's 9-7/8% Senior Notes due 2002 (the "9-7/8% Notes"), 12-3/4% Senior Subordinated Notes due 2003 (the "12-3/4% Notes"), and 10-7/8% Senior Notes due 2006 (the "10-7/8% Notes"), and the discounted future cash flows for all other indebtedness, using the current rate for debt of similar maturities and terms. The Company believes that the carrying amount of other financial instruments is a reasonable estimate of their fair value, unless otherwise noted.

EARNINGS PER SHARE
Basic - Earnings per share is computed by deducting preferred stock dividends from net income (loss) in order to determine net income (loss) available to common shareholders. This amount is then divided by the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance.

Diluted - Diluted earnings per share for the years ended December 31, 1998, and 1997 include the dilutive effect of outstanding stock options (41,000 and 161,000 shares, respectively). The impact of outstanding stock options was excluded from the computation for the year ended December 31, 1996, as its effect would have been antidilutive. The Company's 8.255% PRIDES, Convertible Preferred Stock ("PRIDES"), outstanding as of December 31, 1996, have not been treated "as if" converted for purposes of the Diluted computation in the period ended December 31, 1996, as such treatment would have been antidilutive.

LABOR RELATED COSTS
The Company is currently operating five of its U.S. facilities with salaried employees and other workers as a result of the September 30, 1998, strike by the United Steelworkers of America (USWA) and the subsequent "lock-out" by the Company in January 1999. For purposes of computing the benefit related costs and liabilities to be reflected in the accompanying consolidated financial statements for the year ended December 31, 1998 (such as pension and other postretirement benefit costs/liabilities), the Company has based its accruals on the terms of the previously existing (expired) USWA contract. Any differences between the amounts accrued and the amounts ultimately agreed to during the collective bargaining process will be reflected in future results during the term of any new contract.

All incremental operating costs incurred as a result of the USWA strike and subsequent lockout are being expensed as incurred. Such costs totaled approximately $50.0 during 1998 (approximately $40.0 of which were incurred in the fourth quarter). The Company's fourth quarter 1998 results also reflect reduced profitability of approximately $10.0 resulting from the strike-related curtailment of three potlines (representing approximately 70,000 tons* of annual capacity) at the Company's Mead and Tacoma, Washington, smelters and certain other shipment delays experienced at the other affected facilities at the outset of the USWA strike.

2.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (28.3% owned), Anglesey Aluminium Limited ("Anglesey") (49.0% owned), and Kaiser Jamaica Bauxite Company (49.0% owned). The equity in income (loss) before income taxes of such operations is treated as a reduction (increase) in cost of products sold. At December 31, 1998 and 1997, KACC's net receivable from these affiliates were not material. The summary combined financial information for the years ended December 31, 1998 and 1997, also contains the balances and results of AKW L.P.("AKW") (50.0% owned), an aluminum wheels joint

------------
* All references to tons in this report refer to metric tons of 2,204.6 pounds.

venture formed with a third party in May 1997. (See Note 4). During early 1999, the Company signed a letter of intent to sell its interest in AKW. (See Note 12).

SUMMARY OF COMBINED FINANCIAL POSITION

                                                                               December 31,
                                                                      ------------------------------
                                                                                1998            1997
----------------------------------------------------------------------------------------------------
Current assets                                                        $        356.0  $        393.0
Long-term assets (primarily property, plant, and equipment, net)               393.9           395.0
                                                                      --------------  --------------
     Total assets                                                     $        749.9  $        788.0
                                                                      ==============  ==============


Current liabilities                                                   $         92.2  $        117.1
Long-term liabilities (primarily long-term debt)                               396.6           400.8
Stockholders' equity                                                           261.1           270.1
                                                                      --------------  --------------
     Total liabilities and stockholders' equity                       $        749.9  $        788.0
                                                                      ==============  ==============



SUMMARY OF COMBINED OPERATIONS

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                            1998            1997            1996
------------------------------------------------------------------------------------------------

Net sales                                         $       659.2   $       644.1   $       660.5
Costs and expenses                                       (651.7)         (637.8)         (631.5)
Provision for income taxes                                 (2.7)           (8.2)           (8.7)
                                                  --------------  --------------  --------------
Net income (loss)                                 $         4.8   $        (1.9)  $        20.3
                                                  ==============  ==============  ==============

Company's equity in income                        $         5.4   $         2.9   $         8.8
                                                  ==============  ==============  ==============

Dividends received                                $         5.5   $        10.7   $        11.8
                                                  ==============  ==============  ==============



The Company's equity in income differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. At December 31, 1998, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets by approximately $18.2 which amount will be fully amortized over the next two years. Amortization of the excess investment totaling $10.0, $11.4, and $11.6 is included in Depreciation and amortization for the years ended December 31, 1998, 1997, and 1996, respectively.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as financing, management, and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $235.1, $245.2, and $281.6 in the years ended December 31, 1998, 1997, and 1996, respectively.

3.   PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                                December 31,
                                                       ------------------------------

                                                                 1998            1997
-------------------------------------------------------------------------------------
Land and improvements                                  $       164.1   $       163.9
Buildings                                                      229.5           228.3
Machinery and equipment                                      1,549.5         1,529.1
Construction in progress                                        43.8            51.2
                                                       --------------  --------------
                                                             1,986.9         1,972.5
Accumulated depreciation                                      (878.2)         (800.7)
                                                       --------------  --------------
     Property, plant, and equipment, net               $     1,108.7   $     1,171.8
                                                       ==============  ==============



During the fourth quarter of 1998, KACC decided to seek a strategic partner for further development and deployment of its Micromill(TM) technology. While technological progress has been good, management concluded that additional time and investment will be required to achieve commercial success. Given the Company's other strategic priorities, the Company believes that bringing in added commercial and financial resources is the appropriate course of action for capturing the maximum long-term value. This change in strategic course required a different accounting treatment, and the Company correspondingly recorded a $45.0 impairment charge to reduce the carrying value of the Micromill assets to approximately $25.0.

During June 1997, Kaiser Bellwood Corporation, a newly formed, wholly owned subsidiary of KACC, completed the acquisition of Reynolds Metals Company's Richmond, Virginia, extrusion plant and its existing inventories for a total purchase price of $41.6, consisting of cash payments of $38.4 and the assumption of approximately $3.2 of employee related and other liabilities. Upon completion of the transaction, Kaiser Bellwood Corporation became a subsidiary guarantor under the indentures in respect of the 9-7/8% Notes, 10-7/8% Notes, and the 12-3/4% Notes. (See Note 5.)

4.   RESTRUCTURING OF OPERATIONS

During the second quarter of 1997, the Company recorded a $19.7 restructuring charge to reflect actions taken and plans initiated to achieve reduced production costs, decreased corporate selling, general and administrative expenses, and enhanced product mix. The significant components of the restructuring charge were: (i) a net loss of approximately $1.4 as a result of the contribution of certain net assets of KACC's Erie, Pennsylvania, fabrication plant in connection with the formation of AKW and the subsequent decision to close the remainder of the Erie plant in order to consolidate its forging operations into two other facilities; (ii) a charge of $15.6 associated with asset dispositions regarding product rationalization and geographical optimization; and (iii) a charge of approximately $2.7 for benefit and other costs associated with the consolidation or elimination of certain corporate and other staff functions.

5.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows:

                                                                                       2004  December 31,
                                                                                           ----------------
                                                                                        and    1998     1997
                                            1999     2000    2001     2002    2003    After   Total    Total
----------------------------------------------- ---------------- ---------------- ---------------- --------
Credit Agreement                                                                                -        -
9-7/8% Senior Notes due 2002, net                                 $  224.4                 $  224.4 $  224.2
10-7/8% Senior Notes due 2006, net                                                 $  225.7   225.7    225.8
12-3/4% Senior Subordinated Notes due
     2003                                                                 $  400.0            400.0    400.0
Alpart CARIFA Loans - (fixed and
     variable rates) due 2007, 2008                                                    60.0    60.0     60.0
Other borrowings (fixed and variable
     rates)                             $     .4 $     .3$     .3       .3      .3     51.3    52.9     61.7
                                        -------  ------- -------  ------- -------  ------- -------  -------

Total                                   $     .4 $     .3$     .3 $  224.7$  400.3 $  337.0   963.0    971.7
                                        =======  ======= =======  ======= =======  =======

Less current portion                                                                             .4      8.8
                                                                                           -------  -------

     Long-term debt                                                                        $  962.6 $  962.9
                                                                                           =======  =======



CREDIT AGREEMENT
In February 1994, the Company and KACC entered into a credit agreement (as amended, the "Credit Agreement") which provides a $325.0 secured, revolving line of credit through August 2001. KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable and eligible inventory. As of February 28, 1999, $274.1 (of which $74.1 could have been used for letters of credit) was available to KACC under the Credit Agreement. The Credit Agreement is unconditionally guaranteed by the Company and by certain significant subsidiaries of KACC. Interest on any outstanding balances will bear a premium (which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option.

LOAN COVENANTS AND RESTRICTIONS
The Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant and Micromill facility); (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by Kaiser; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The obligations of KACC with respect to its 9-7/8% Notes, its 10-7/8% Notes and its 12-3/4% Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the 9-7/8% Notes, the 10-7/8% Notes and the 12-3/4% Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the 9-7/8% Notes, the 10-7/8% Notes and the 12-3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein), and the Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

Under the most restrictive of the covenants in the Credit Agreement, neither the Company nor KACC currently is permitted to pay dividends on its common stock.

In December 1991, Alumina Partners of Jamaica ("Alpart") entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Alpart's obligations under the loan agreement are secured by two letters of credit aggregating $64.2. KACC is a party to one of the two letters of credit in the amount of $41.7 in respect of its ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

RESTRICTED NET ASSETS OF SUBSIDIARIES
Certain debt instruments restrict the ability of KACC to transfer assets, make loans and advances, and pay dividends to the Company. The restricted net assets of KACC totaled $124.4 and $121.9 at December 31, 1998 and 1997, respectively.

CAPITALIZED INTEREST
Interest capitalized in 1998, 1997, and 1996, was $3.0, $6.6, and $4.9, respectively.

6.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                         Year Ended December 31,
                                             ----------------------------------------------
                                                       1998            1997            1996
-------------------------------------------------------------------------------------------
Domestic                                     $       (93.6)  $      (112.6)  $       (45.8)
Foreign                                               77.7           172.9            47.5
                                             --------------  --------------  --------------


     Total                                   $       (15.9)  $        60.3   $         1.7
                                             ==============  ==============  ==============


Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The (provision) benefit for income taxes on income (loss) before income taxes and minority interests consists of:

                                          Federal         Foreign           State           Total
-------------------------------------------------------------------------------------------------
1998 Current                       $        (1.8)  $       (16.5)  $         (.2)  $       (18.5)
     Deferred                               44.4           (12.5)            3.0            34.9
                                   --------------  --------------  --------------  --------------
          Total                    $        42.6   $       (29.0)  $         2.8   $        16.4
                                   ==============  ==============  ==============  ==============


1997 Current                       $        (2.0)  $       (28.7)  $         (.2)  $       (30.9)
     Deferred                               30.5            (7.0)           (1.4)           22.1
                                   --------------  --------------  --------------  --------------
          Total                    $        28.5   $       (35.7)  $        (1.6)  $        (8.8)
                                   ==============  ==============  ==============  ==============

1996 Current                       $        (1.6)  $       (21.8)  $         (.1)  $       (23.5)
     Deferred                                8.6             7.6            16.6            32.8
                                   --------------  --------------  --------------  --------------
          Total                    $         7.0   $       (14.2)  $        16.5   $         9.3
                                   ==============  ==============  ==============  ==============


A reconciliation between the benefit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes and minority interests is as follows:

                                                                                  Year Ended December 31,
                                                                      ----------------------------------------------
                                                                                1998            1997            1996
--------------------------------------------------------------------------------------------------------------------

Amount of federal income tax benefit (provision)based on the
     statutory rate                                                   $         5.6   $       (21.1)  $         (.6)
Revision of prior years' tax estimates and other changes in
     valuation allowances                                                       8.3            12.5            10.0
Percentage depletion                                                            3.2             4.2             3.9
Foreign taxes, net of federal tax benefit                                      (1.9)           (3.1)           (5.5)
Other                                                                           1.2            (1.3)            1.5
                                                                      --------------  --------------  --------------
Benefit (provision) for income taxes                                  $        16.4   $        (8.8)  $         9.3
                                                                      ==============  ==============  ==============



Included in revision of prior years' tax estimates and other changes in valuation allowances for 1998, 1997 and 1996 shown above are $8.3, $12.5 and $9.8, respectively, related to the resolution of certain income tax matters.

The components of the Company's net deferred income tax assets are as follows:

                                                                December 31,
                                                       ------------------------------
                                                                 1998            1997
-------------------------------------------------------------------------------------

Deferred income tax assets:
     Postretirement benefits other than pensions       $       279.4   $       288.9
     Loss and credit carryforwards                              92.0            99.3
     Other liabilities                                         146.4           169.3
     Other                                                     132.8           102.0
     Valuation allowances                                     (107.7)         (113.3)
                                                       --------------  --------------
          Total deferred income tax assets-net                 542.9           546.2
                                                       --------------  --------------

Deferred income tax liabilities:

     Property, plant, and equipment                           (109.9)         (139.7)
     Other                                                     (54.8)          (54.8)
                                                       --------------  --------------
          Total deferred income tax liabilities               (164.7)         (194.5)
                                                       --------------  --------------

Net deferred income tax assets                         $       378.2   $       351.7
                                                       ==============  ==============


The principal component of the Company's net deferred income tax assets is the tax benefit, net of certain valuation allowances, associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30-to-40-year period. If such deductions create or increase a net operating loss, the Company has the ability to carry forward such loss for 20 taxable years. For these reasons, the Company believes that a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized.

A substantial portion of the valuation allowances provided by the Company relates to loss and credit carryforwards. To determine the proper amount of valuation allowances with respect to these carryforwards, the Company evaluated all appropriate factors, including any limitations concerning their use and the year the carryforwards expire, as well as the levels of taxable income necessary for utilization. With regard to future levels of income, the Company believes, based on the cyclical nature of its business, its history of operating earnings, and its expectations for future years, that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

As of December 31, 1998 and 1997, $46.2 and $53.7, respectively, of the net deferred income tax assets listed above are included in the Consolidated Balance Sheets in the caption entitled Prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in the Consolidated Balance Sheets in the captions entitled Other accrued liabilities and Long-term liabilities.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988, through June 30, 1993, the Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. During 1997 MAXXAM reached a settlement with the Internal Revenue Service regarding all remaining years where the Company and its subsidiaries were included in the MAXXAM consolidated federal income tax returns. As a result of this settlement, KACC paid $11.8 to MAXXAM during 1997, in respect of its liabilities pursuant to its tax allocation agreement with MAXXAM. Payments or refunds for periods prior to July 1, 1993, related to other jurisdictions could still be required pursuant to the Company's and KACC's respective tax allocation agreements with MAXXAM. In accordance with the Credit Agreement, any such payments to MAXXAM by KACC would require lender approval, except in certain specific circumstances. The tax allocation agreements of the Company and KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993.

At December 31, 1998, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $28.2 and $4.9, respectively, which expire periodically through 2012 and 2011, respectively, foreign tax credit ("FTC") carryforwards of $48.4, which expire periodically through 2003, and alternative minimum tax ("AMT") credit carryforwards of $23.4, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $6.2 and $87.2, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2011 and 2003, respectively.

7.   EMPLOYEE BENEFIT AND INCENTIVE PLANS

In the fourth quarter of 1998 the Company adopted Statement of Financial Accounting Standard No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS No. 132") which amends FASB Statements No's. 87, 88, and 106. SFAS No. 132 revises the disclosure requirements related to pension and other postretirement benefits, but has no impact on the computation of the reported amounts. Prior year disclosures have been reformatted to comply with SFAS No. 132's guidelines.

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
Retirement plans are non-contributory for salaried and hourly employees and generally provide for benefits based on a formula which considers length of service and earnings during years of service. The Company's funding policies meet or exceed all regulatory requirements.

The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents. Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The Company has not funded the liability for these benefits which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits.

Assumptions used to value obligations at year-end and to determine the net periodic benefit cost in the subsequent year are:

                                                           Pension Benefits                 Medical/Life Benefits
                                                  ---------------------------------- ----------------------------------
                                                        1998        1997        1996       1998        1997        1996
                                                  ---------------------------------- ----------------------------------
Weighted-average assumptions as of December 31,
Discount rate                                          7.00%       7.25%       7.75%      7.00%       7.25%       7.75%
Expected return on plan assets                         9.50%       9.50%       9.50%        -           -           -
Rate of compensation increase                          5.00%       5.00%       5.00%      4.00%       5.00%       5.00%



In 1998 annual assumed rates of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) for non-HMO participants are 6.5% and 5.0% for HMO at all ages. The assumed rate of increase for non-HMO participants is assumed to decline gradually to 5.0% in 2003 and remain at that level thereafter.

The following table presents the funded status of the Company's pension and other postretirement benefit plans as of December 31, 1998 and 1997, and the corresponding amounts that are included in the Company's Consolidated Balance Sheets:

                                                                   Pension Benefits              Medical/Life Benefits
                                                            ------------------------------  ------------------------------
                                                                 1998            1997            1998            1997
                                                            --------------  --------------  --------------  --------------
     Change in Benefit Obligation:
     Benefit obligation at beginning of year                $       873.0   $       816.2   $       544.5   $       602.8
     Service cost                                                    14.2            13.4             4.2             6.1
     Interest cost                                                   59.7            61.6            37.5            44.8
     Currency exchange rate change                                    (.4)           (6.0)            -               -
     Curtailments, settlements and amendments                        (4.6)            -               4.0             -
     Actuarial (gain) loss                                           15.2            65.5            72.0           (66.3)
     Benefits paid                                                  (84.6)          (77.7)          (45.4)          (42.9)
                                                            --------------  --------------  --------------  --------------
          Benefit obligation at end of year                         872.5           873.0           616.8           544.5
                                                            --------------  --------------  --------------  --------------

     Change in Plan Assets:
     FMV of plan assets at beginning of year                        756.9           662.0             -               -
     Actual return on assets                                        106.8           131.9             -               -
     Settlements                                                     (5.5)            -               -               -
     Employer contributions                                          28.2            40.7            45.4            42.9
     Benefits paid                                                  (84.6)          (77.7)          (45.4)          (42.9)
                                                            --------------  --------------  --------------  --------------
     FMV of plan assets at end of year                              801.8           756.9             -               -
                                                            --------------  --------------  --------------  --------------

     Benefit obligations in excess of plan assets                    70.7           116.1            616.8          544.5
     Unrecognized net actuarial (gain) loss                          23.8             -              55.9           135.0
     Unrecognized prior service costs                               (18.5)          (22.2)           69.8            86.1
     Intangible asset and other                                       4.3             5.4             -               -
                                                            --------------  --------------  --------------  --------------
          Accrued benefit liability                         $        80.3   $        99.3   $       742.5   $       765.6
                                                            ==============  ==============  ==============  ==============



                                                              Pension Benefits                      Medical/Life Benefits
                                                  ---------------------------------------  ---------------------------------------
                                                      1998         1997          1996          1998         1997         1996
                                                  ------------ ------------  ------------  ------------ ------------ ------------
Components of Net Periodic Benefit Costs:
     Service cost                                 $       14.2 $       13.4  $       12.9  $        4.2 $        6.1 $        3.8
     Interest cost                                        59.7         61.6          60.0          37.5         44.8         46.9
     Expected return on assets                           (69.4)       (61.8)        (55.0)         -            -            -
     Amortization of prior service cost                    3.2          3.4           3.5         (12.4)       (12.4)       (12.4)
     Recognized net actuarial (gain) loss                  1.4          2.6           2.0          (7.1)         (.9)        -
                                                  ------------ ------------  ------------  ------------ ------------ ------------
     Net periodic benefit cost                             9.1         19.2          23.4          22.2         37.6         38.3
     Curtailments, settlements, etc.                       3.2          3.7           2.0          -            -            -
                                                  ------------ ------------  ------------  ------------ ------------ ------------
          Adjusted net periodic benefit costs     $       12.3 $       22.9  $       25.4  $       22.2 $       37.6 $       38.3
                                                  ============ ============  ============  ============ ============ ============




The aggregate fair value of plan assets and accumulated benefit obligation for pension plans with plan assets in excess of accumulated benefit obligations were $293.0 and $280.7, respectively, as of December 31, 1998, and $287.8 and $283.4, respectively, as of December 31, 1997.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                                                        1% Increase        1% Decrease
                                                                      --------------     --------------
Increase (decrease) to total of service and interest cost             $         5.8      $        (4.3)
Increase (decrease) to the postretirement benefit obligation          $        64.3      $       (45.4)



POSTEMPLOYMENT BENEFITS
The Company provides certain benefits to former or inactive employees after employment but before retirement.

INCENTIVE PLANS
The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a "nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees. The Company's expense for all of these plans was $7.5, $8.3, and $(2.1) for the years ended December 31, 1998, 1997, and 1996, respectively.

Up to 8,000,000 shares of the Company's Common Stock were reserved for issuance under its stock incentive compensation plans. At December 31, 1998, 3,634,621 shares of Common Stock remained available for issuance under those plans. Stock options granted pursuant to the Company's nonqualified stock option program are granted at the prevailing market price, generally vest at a rate of 20 - 33% per year, and have a five or ten year term. Information concerning nonqualified stock option plan activity is shown below. The weighted average price per share for each year is shown parenthetically.

                                                                      1998            1997            1996
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ($10.45, $10.33, and
     $10.32)                                                      819,752         890,395         926,085
Granted ($9.79 and $10.06)                                      2,263,170          15,092            -
Exercised ($7.25, $8.33, and $8.99)                               (10,640)        (48,410)         (8,275)
Expired or forfeited ($9.60, $10.12, and $10.45)                  (23,160)        (37,325)        (27,415)
                                                            --------------  --------------  --------------

Outstanding at end of year ($9.98, $10.45, and $10.33)          3,049,122         819,752         890,395
                                                            ==============  ==============  ==============

Exercisable at end of year ($10.09, $10.53, and $10.47)         1,261,262         601,115         436,195
                                                            ==============  ==============  ==============



In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), the Company is required to calculate pro forma compensation cost for all stock options granted subsequent to December 31, 1994. No stock options were granted during 1996. However, as shown in the table above, options were granted in 1998 and 1997 which would be subject to the pro forma calculation requirements. For SFAS No. 123 purposes, the fair value of the 1998 and 1997 stock option grants were estimated using a Black-Scholes option pricing model. The proforma after-tax effect of the estimated fair value of the grants would be to reduce net income in 1998 and 1997 by $1.5 and $.1, respectively.

8. STOCKHOLDERS' EQUITY, COMPREHENSIVE INCOME AND MINORITY INTERESTS Changes in stockholders' equity and comprehensive income were:

                                                                                        Additional
                                                                                 Accu-     Minimum
                                         Preferred      Common  Additional     mulated     Pension
                                             Stock       Stock     Capital     Deficit   Liability       Total
--------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995              $      .4   $      .7   $   530.3   $  (459.9)  $   (13.8)  $    57.7
     Net income                                                                   8.2                     8.2
          Minimum pension liability
               adjustment, net of tax                                                        11.0        11.0
                                                                                                    ----------
     Comprehensive income                                                                                19.2
     Common stock issued upon redemption
          and conversion of preferred
          stock                                                        .1                                  .1
     Dividends on preferred stock                                                (8.4)                   (8.4)
     Incentive plan accretion                                          .7                                  .7
                                        ----------  ----------  ----------  ----------  ----------  ----------

BALANCE, DECEMBER 31, 1996                     .4          .7       531.1      (460.1)       (2.8)       69.3

     Net income                                                                  48.0                    48.0
          Minimum pension liability
               adjustment, net of tax                                                         2.8         2.8
                                                                                                    ----------
     Comprehensive income                                                                                50.8
     Common stock issued upon redemption
          and conversion of preferred
          stock                               (.4)         .1         1.7                                 1.4
     Stock options exercised                                           .4                                  .4
     Dividends on preferred stock                                                (5.5)                   (5.5)
     Incentive plan accretion                                          .6                                  .6
                                        ----------  ----------  ----------  ----------  ----------  ----------

BALANCE, DECEMBER 31, 1997                     -           .8       533.8      (417.6)         -        117.0
     Net income/Comprehensive income                                               .6                      .6
     Stock options exercised                                           .1                                  .1
     Incentive plan accretion                                         1.5                                 1.5
                                        ----------  ----------  ----------  ----------  ----------  ----------

BALANCE, DECEMBER 31, 1998              $      -    $      .8   $   535.4   $  (417.0)  $      -    $   119.2
                                        ==========  ==========  ==========  ==========  ==========  ==========


Changes in minority interest were:

                                                   1998                           1997                           1996
                                      ------------------------------ ------------------------------ ------------------------------
                                          Redeemable                     Redeemable                     Redeemable
                                          Preference                     Preference                     Preference
                                               Stock           Other          Stock           Other          Stock           Other
----------------------------------------------------------------------------------------------------------------------------------
Beginning of period balance           $        27.7   $       100.0  $        27.5   $        94.2  $        29.7   $        93.0
Redeemable preference stock
     Accretion                                  1.1                            2.3                            3.1
     Stock redemption                          (8.7)                          (2.1)                          (5.3)
Minority interests                                              3.4                            5.8                            1.2
                                      --------------  -------------- --------------  -------------- --------------  --------------
End of period balance                 $        20.1   $       103.4  $        27.7   $       100.0  $        27.5   $        94.2
                                      ==============  ============== ==============  ============== ==============  ==============



REDEEMABLE PREFERENCE STOCK
In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "Redeemable Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations, when and as declared by the Board of Directors.

The carrying values of the Redeemable Preference Stock are increased each year to recognize accretion between the fair value (at which the Redeemable Preference Stock was originally issued) and the redemption value. Changes in Redeemable Preference Stock are shown below.

                                                            1998            1997            1996
------------------------------------------------------------------------------------------------
Shares:
     Beginning of year                                  595,053         634,684         737,363
     Redeemed                                          (173,478)        (39,631)       (102,679)
                                                  --------------  --------------  --------------

     End of year                                        421,575         595,053         634,684
                                                  ==============  ==============  ==============


Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. KACC also has certain additional repurchase requirements which are, among other things, based upon profitability tests.

The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on its common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

PREFERENCE STOCK
KACC has four series of $100 par value Cumulative Convertible Preference Stock ("$100 Preference Stock") with annual dividend requirements of between 4-1/8% and 4-3/4%. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock.

The $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100 Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31, 1998 and 1997, outstanding shares of $100 Preference Stock were 19,963 and 20,543, respectively.

PREFERRED STOCK
PRIDES Convertible - During August 1997, the remaining 8,673,850 outstanding shares of PRIDES were converted into 7,227,848 shares of Common Stock pursuant to the terms of the PRIDES Certificate of Designations. Further, in accordance with the PRIDES Certificate of Designations, no dividends were paid or payable for the period June 30, 1997, to, but not including, the date of conversion. However, in accordance with generally accepted accounting principles, the $1.3 of accrued dividends attributable to the period June 30, 1997, to, but not including, the conversion date were treated as an increase in Additional capital at the date of conversion and were reflected as a reduction of Net income available to common shareholders.

PLEDGED SHARES
From time to time MAXXAM or certain of its subsidiaries which own the Company's Common Stock may use such stock as collateral under various financing arrangements. At December 31, 1998, 27,938,250 shares of the Company's Common Stock beneficially owned by MAXXAM Group Holdings Inc. ("MGHI"), a wholly owned subsidiary of MAXXAM, were pledged as security for $130.0 principal amount of 12% Senior Secured Notes due 2003 issued in December 1996 by MGHI. An additional 7,915,000 shares of the Company's Common Stock were pledged by MAXXAM under a separate agreement under which $16.0 had been borrowed by MAXXAM at December 31, 1998. In addition to the foregoing, MAXXAM has agreed to secure each $1.0 of borrowings with 400,000 shares of the Company's Common Stock under the terms of another $25.0 credit facility ($2.5 outstanding at December 31, 1998).

9.   COMMITMENTS AND CONTINGENCIES

COMMITMENTS
KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 10), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. KACC's share of the aggregate minimum amount of required future principal payments at December 31, 1998, is $97.6, of which approximately $12.0 is due in each of 2000 and 2001 with the balance being due thereafter. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $100.0 - $120.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Minimum rental commitments under operating leases at December 31, 1998, are as follows: years ending December 31, 1999 - $35.8; 2000 - $33.4; 2001 -
$31.1; 2002 - $27.3; 2003 - $26.1; thereafter - $114.7.  The future minimum rentals receivable under noncancelable subleases was $73.5 at December 31, 1998.

Rental expenses were $34.5, $30.4, and $29.6, for the years ended December 31, 1998, 1997, and 1996, respectively.

ENVIRONMENTAL CONTINGENCIES
The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

Based on the Company's evaluation of these and other environmental matters, the Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 1998, 1997, and 1996:

                                                                 1998            1997            1996
-----------------------------------------------------------------------------------------------------
Balance at beginning of period                         $        29.7   $        33.3   $        38.9
Additional accruals                                             24.5             2.0             3.2
Less expenditures                                               (3.5)           (5.6)           (8.8)
                                                       --------------  --------------  --------------

Balance at end of period                               $        50.7   $        29.7   $        33.3
                                                       ==============  ==============  ==============


These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $8.0 for the years 1999 through 2003 and an aggregate of approximately $29.0 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that it has insurance coverage available to recover certain incurred and future environmental costs and is actively pursuing claims in this regard. Through September 30, 1998, no accruals were made for any such insurance recoveries. However, during December 1998, KACC received recoveries totaling approximately $35.0 from certain of its insurers related to current and future claims. Based on the Company's analysis, a total of $12.0 of such recoveries was allocable to previously accrued (expensed) items and, therefore, was reflected in earnings during the fourth quarter of 1998. The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that the Company will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

ASBESTOS CONTINGENCIES
KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not sold for at least 20 years.

The following table presents the changes in number of such claims pending for the years ended December 31, 1998, 1997, and 1996.

                                                            1998            1997            1996
------------------------------------------------------------------------------------------------
Number of claims at beginning of period                  77,400          71,100          59,700
Claims received                                          22,900          15,600          21,100
Claims settled or dismissed                             (13,900)         (9,300)         (9,700)
                                                  --------------  --------------  --------------

Number of claims at end of period                        86,400          77,400          71,100
                                                  ==============  ==============  ==============


The foregoing claims and settlement figures as of December 31, 1998, do not reflect the fact that KACC has reached agreements under which it will settle approximately 30,000 of the pending asbestos-related claims over an extended period.

Based on past experience and reasonably anticipated future activity, the Company has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed through 2008. There are inherent uncertainties involved in estimating asbestos-related costs, and the Company's actual costs could exceed these estimates. The Company's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, and the advice of Wharton Levin Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. Accordingly, an estimated asbestos-related cost accrual of $186.2, before consideration of insurance recoveries, is included primarily in Long-term liabilities at December 31, 1998. While the Company does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond
2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial. The Company estimates that annual future cash payments in connection with such litigation will be approximately $16.0 to $28.0 for each of the years 1999 through 2003, and an aggregate of approximately $77.0 thereafter.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although the Company has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements. The timing and amount of future recoveries from these insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. The Company believes that substantial recoveries from the insurance carriers are probable. The Company reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims; its existing insurance policies; and the advise of Heller Ehrman White & McAuliffe with respect to applicable insurance coverage law relating to the terms and conditions of those policies. Accordingly, an estimated aggregate insurance recovery of $152.5, determined on the same basis as the asbestos-related cost accrual, is recorded primarily in Other assets at December 31, 1998.

Management continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative progress, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the Company's underlying assumptions. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

LABOR MATTERS
In connection with the USWA strike and subsequent "lock-out" by KACC, certain allegations of unfair labor practices ("ULPs") have been filed with the National Labor Relations Board by the USWA and its members. KACC has responded to all such allegations and believes that they are without merit. If the allegations were sustained, KACC could be required to make locked-out employees whole for back wages from the date of the lock-out in January 1999. While uncertainties are inherent in the final outcome of such matters, the Company believes that the resolution of the alleged ULPs should not result in a material adverse impact on the Company's financial position, results of operations, or liquidity.

OTHER CONTINGENCIES
The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

10.  DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

At December 31, 1998, the net unrealized gain on KACC's position in aluminum forward sales and option contracts, natural gas and fuel oil forward purchase and option contracts, and forward foreign exchange contracts, was approximately $17.8 (based on comparisons to applicable year-end published market prices). As KACC's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities will be offset by losses or gains, respectively, on the transactions being hedged.

ALUMINA AND ALUMINUM
The Company's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. Since 1993, the Average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot, and bauxite, whose prices fluctuate with the price of primary aluminum.
Forward sales contracts are used by KACC to effectively fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of price for KACC's anticipated sales, and/or (iii) to permit KACC to realize possible upside price movements. As of December 31, 1998, KACC had sold forward, at fixed prices, approximately 24,000 tons of primary aluminum with respect to 1999. As of December 31, 1998, KACC had also entered into option contracts that established a price range for an additional 125,000 and 72,000 tons of primary aluminum with respect to 1999 and 2000, respectively. Subsequent to December 31, 1998, KACC has also entered into additional option contracts that established a price range for an additional 201,000 tons of primary aluminum with respect to 2000.

Additionally, through December 31, 1998, KACC had also entered a series of transactions with a counterparty that will provide KACC with a premium over the forward market prices at the date of the transaction for 2,000 tons of primary aluminum per month during the period July 1999 through June 2001. KACC also contracted with the counterparty to receive certain fixed prices (also above the forward market prices at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001, unless market prices during certain periods decline below a stipulated "floor" price, in which case, the fixed price sales portion of the transactions terminate. The price at which the October 2001 and after transactions terminate is well below current market prices. While the Company believes that the October 2001 and after transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under current accounting guidelines. Accordingly, these positions will be "marked to market" each period.

As of December 31, 1998, KACC had sold forward virtually all of the alumina available to it in excess of its projected internal smelting requirements for 1999 and 2000 at prices indexed to future prices of primary aluminum.

ENERGY
KACC is exposed to energy price risk from fluctuating prices for fuel oil and natural gas consumed in the production process. Accordingly, KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1998, KACC had a combination of fixed price purchase and option contracts for the purchase of approximately 33,000 MMBtu of natural gas per day during 1999. At December 31, 1998, KACC also held a combination of fixed price purchase and option contracts for an average of 246,000 barrels per month of fuel oil and diesel fuel for 1999.

FOREIGN CURRENCY
KACC enters into forward exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1998, KACC had net forward foreign exchange contracts totaling approximately $141.4 for the purchase of 210.6 Australian dollars from January 1999 through December 2000, in respect of its commitments for 1999 and 2000 expenditures denominated in Australian dollars.

11.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The Company's operations are organized and managed by product type. The Company operates in four segments of the aluminum industry: Alumina and bauxite, Primary aluminum, Flat-rolled products and Engineered products. The Alumina and bauxite business unit's principal products are smelter grade alumina and chemical grade alumina hydrate, a value-added product, for which the Company receives a premium over smelter grade market prices. The Primary aluminum business unit produces commodity grade products as well as value-added products such as rod and billet, for which the Company receives a premium over normal commodity market prices. The Flat-rolled products group primarily sells rigid container sheet to can manufacturers as well as value-added products such as heat treat aluminum sheet and plate which are used in the aerospace and general engineering markets. The Engineered products business unit serves a wide range of industrial segments including the automotive, distribution, aerospace and general engineering markets.

The Company uses a portion of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. Transfers between business units are made at estimated market prices. The accounting policies of the segments are the same as those described in Note
1. Business unit results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes or interest expense.

The following segment information differs from that presented in prior years as a result of the Company's adoption of Statement of Financial Accounting Standard No.131, as of December 31, 1998. Prior year information has been restated to conform to the Company's new presentation format.

Financial information by operating segment at December 31, 1998, 1997 and 1996 is as follows:

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                            1998            1997            1996
------------------------------------------------------------------------------------------------
Net Sales:
     Bauxite and Alumina:
          Net sales to unaffiliated customers     $       472.7   $       411.7   $       431.0
          Intersegment sales                              135.8           201.7           194.1
                                                  --------------  --------------  --------------
                                                          608.5           613.4           625.1
                                                  --------------  --------------  --------------
     Primary Aluminum:
          Net sales to unaffiliated customers             409.8           543.4           538.3
          Intersegment sales                              233.5           273.8           217.4
                                                  --------------  --------------  --------------
                                                          643.3           817.2           755.7
                                                  --------------  --------------  --------------
     Flat-Rolled Products                                 714.6           743.3           626.0
     Engineered Products                                  581.3           581.0           504.4
     Minority interests                                    78.0            93.8            90.8
     Eliminations                                        (369.3)         (475.5)         (411.5)
                                                  --------------  --------------  --------------
                                                  $     2,256.4   $     2,373.2   $     2,190.5
                                                  ==============  ==============  ==============
Equity in income (loss) of unconsolidated
     affiliates:
     Bauxite and Alumina                          $        (3.2)  $        (7.0)  $         1.7
     Primary Aluminum                                       1.2             5.1             6.7
     Engineered Products                                    7.8             4.8             -
     Corporate and Other                                    (.4)            -                .4
                                                  --------------  --------------  --------------
                                                  $         5.4   $         2.9   $         8.8
                                                  ==============  ==============  ==============
Operating income (loss):
     Bauxite and Alumina                          $        42.0   $        54.2   $        27.7
     Primary Aluminum                                      49.9           148.3            79.1
     Flat-Rolled Products                                  70.8            28.2            35.3
     Engineered Products                                   47.5            42.3            21.7
     Micromill (1)                                        (63.4)          (24.5)          (14.5)
     Eliminations                                           8.9            (5.9)            8.3
     Corporate and Other                                  (65.1)          (74.6)          (59.8)
                                                  --------------  --------------  --------------
                                                  $        90.6   $       168.0   $        97.8
                                                  ==============  ==============  ==============
Depreciation and amortization:
     Bauxite and Alumina                          $        36.4   $        39.4   $        41.5
     Primary Aluminum                                      29.9            30.4            33.0
     Flat-Rolled Products                                  16.1            16.0            16.9
     Engineered Products                                   10.8            11.2            12.1
     Micromill                                              3.6             3.2              .5
     Corporate and Other                                    2.3             2.3             3.6
                                                  --------------  --------------  --------------
                                                  $        99.1   $       102.5   $       107.6
                                                  ==============  ==============  ==============
Capital expenditures:
     Bauxite and Alumina                          $        26.9   $        27.8   $        29.9
     Primary Aluminum                                      20.7            42.6            28.1
     Flat-Rolled Products                                  20.4            16.8            22.7
     Engineered Products                                    8.4            31.2            18.3
     Micromill                                               .2             8.3            56.4
     Corporate and Other                                    1.0             1.8             6.1
                                                  --------------  --------------  --------------
                                                  $        77.6   $       128.5   $       161.5
                                                  ==============  ==============  ==============


(1)  1998 includes $45.0 fourth quarter impairment charge.

                                                                          December 31,
                                                                 ------------------------------
                                                                      1998            1997
-----------------------------------------------------------------------------------------------
Investments in and advances to unconsolidated affiliates:
     Bauxite and Alumina                                         $        76.8   $        88.3
     Primary Aluminum                                                     27.6            33.2
     Engineered Products                                                  23.9            17.5
     Corporate and Other                                                   -               9.6
                                                                 --------------  --------------

                                                                 $       128.3   $       148.6
                                                                 ==============  ==============

Segment assets:
     Bauxite and Alumina                                         $       669.0   $       692.8
     Primary Aluminum                                                    580.8           633.9
     Flat-Rolled Products                                                431.2           466.5
     Engineered Products                                                 294.5           318.6
     Micromill                                                            25.3            63.4
     Corporate and Other                                                 990.1           838.7
                                                                 --------------  --------------

                                                                 $     2,990.9   $     3,013.9
                                                                 ==============  ==============


Geographical area information relative to the Company's operations is summarized as follows:

                                                              Year Ended December 31,
                                                  ----------------------------------------------
                                                       1998            1997            1996
------------------------------------------------------------------------------------------------

Net sales to unaffiliated customers:
          United  States                          $      1,698.0  $      1,720.3  $      1,610.0
          Jamaica                                          237.0           204.6           201.8
          Ghana                                             89.8           234.2           198.3
          Other Foreign                                    231.6           214.1           180.4
                                                  --------------  --------------  --------------
                                                  $      2,256.4  $      2,373.2  $      2,190.5
                                                  ==============  ==============  ==============


                                                                     December 31,
                                                            ------------------------------
                                                                 1998            1997
------------------------------------------------------------------------------------------
Long-lived assets: (1)
          United States                                     $        757.9  $        809.5
          Jamaica                                                    289.2           283.4
          Ghana                                                       90.2           100.4
          Other Foreign                                               99.7           127.1
                                                            --------------  --------------
                                                            $      1,237.0  $      1,320.4
                                                            ==============  ==============


(1) Long-lived assets include Property, plant, and equipment, net, and Investments in and advances to unconsolidated affiliates.


The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 1998, 1997, and 1996.
No single customer accounted for sales in excess of 10% of total revenue in 1998, 1997, or 1996.

Export sales were less than 10% of total revenue during the years ended December 31, 1998, 1997, and 1996.

12.  SUBSEQUENT EVENTS
During the first quarter of 1999, two potlines at the Company's 90% owned Valco facility, which were curtailed during most of 1998 (but for which Valco received compensation from the Volta River Authority in the form of energy credits) are being restarted. Additionally, during the first quarter of 1999 KACC began restarting two potlines (representing approximately 50,000 tons of annual capacity) at its Mead, Washington, smelter, which were originally curtailed in September 1998 as a result of the USWA strike. One potline at the Company's Tacoma, Washington, smelter has been prepared for restart, but remains curtailed due to management's consideration of market-related and other factors. The Company's first quarter results will be adversely impacted by the effect of the restart costs at the Valco and Mead facilities and the restart preparations at the Tacoma facility.

During February 1999, KACC, through a subsidiary, completed the acquisition of its joint venture partner's 45% interest in Kaiser LaRoche Hydrate Partners ("KLHP") for a cash purchase price of approximately $10.0 subject to post-closing adjustments. As KACC already owned 55% of KLHP, the results of KLHP were already included in the Company's consolidated financial statements.

During January 1999, KACC signed a letter of intent to sell its 50% interest in AKW, an aluminum wheels joint venture, to its partner. The sale, which will result in the Company recognizing a net substantial gain, is expected to be completed on or about March 31, 1999. However, as the transaction is subject to the negotiation of a definitive purchase agreement, no assurances can be given that the transaction will be completed. The Company's equity in income of AKW was $7.8 and $4.8 for the years ended December 31, 1998 and 1997, respectively.



KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
Q U A R T E R L Y  F I N A N C I A L  D A T A  ( U N A U D I T E D )




                                                                           Quarter Ended
                                                  ----------------------------------------------------------------
(In millions of dollars, except share amounts)         March 31,        June 30,   September 30,    December 31,
------------------------------------------------------------------------------------------------------------------
1998
     Net sales                                    $       597.0   $       614.8   $       541.6   $       503.0
     Operating income (loss)                               44.8            55.3            30.8           (40.3)
     Net income (loss)                                     12.0            16.7            10.8 (1)       (38.9)(2)

     Earnings (loss) per share:
          Basic/Diluted                                     .15             .21             .14            (.49)(2)
     Common stock market price:
          High                                               11          11-5/8           9-5/8           7-3/4
          Low                                             8-1/8           8-7/8           5-5/8           4-5/8

1997
     Net sales                                    $       547.4   $       597.1          $634.1          $594.6
     Operating income                                      31.3            35.3            54.5            46.9
     Net income                                             2.6            13.7 (3)        17.5            14.2
     Earnings per share:
          Basic/Diluted                                     .01             .16             .22             .18
     Common stock market price:
          High                                            13-5/8          12-1/4             16           14-7/8
          Low                                             10-7/8          10-1/8          11-5/8           8-3/8



(1) Includes two essentially offsetting non-recurring items, a favorable $8.3 non-cash tax provision benefit resulting from the resolution of certain matters and an approximate $10.0 unfavorable gross profit impact of preparing for a strike by employees represented by the USWA at five locations.
(2) Includes an unfavorable pre-tax strike-related gross profit impact of approximately $50.0, and a non-cash pre-tax charge of $45.0 related to impairment of the Company's Micromill assets.
     Excluding these items basic earnings per share would have been approximately $.29.
(3) Includes a $19.7 pre-tax charge for restructuring of operations, an offsetting after-tax benefit of $12.5 related to the settlement of certain tax matters and a $5.8 pre-tax charge for litigation matters.


KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
F I V E - Y E A R  F I N A N C I A L  D A T A
C O N S O L I D A T E D  B A L A N C E  S H E E T S



                                                                                   December 31,
                                                  ------------------------------------------------------------------------------
(In millions of dollars)                                    1998            1997            1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                    $        98.3   $        15.8   $        81.3   $        21.9   $        17.6
     Receivables                                          282.7           340.2           252.4           308.6           199.2
     Inventories                                          543.5           568.3           562.2           525.7           468.0
     Prepaid expenses and other current assets            105.5           121.3           127.8            76.6           158.0
                                                  --------------  --------------  --------------  --------------  --------------
          Total current assets                          1,030.0         1,045.6         1,023.7           932.8           842.8

Investments in and advances to unconsolidated
     affiliates                                           128.3           148.6           168.4           178.2           169.7
Property, plant, and equipment - net                    1,108.7         1,171.8         1,168.7         1,109.6         1,133.2
Deferred income taxes                                     377.9           330.6           264.5           269.1           271.2
Other assets                                              346.0           317.3           308.7           323.5           281.2
                                                  --------------  --------------  --------------  --------------  --------------
          Total                                   $     2,990.9   $     3,013.9   $     2,934.0   $     2,813.2   $     2,698.1
                                                  ==============  ==============  ==============  ==============  ==============

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable and accruals                $       432.7   $       457.3   $       453.4   $       451.2   $       439.3
     Accrued postretirement medical benefit
          obligation - current portion                     48.2            45.3            50.1            46.8            47.0
     Payable to affiliates                                 77.1            82.7            97.0            94.2            85.3
     Long-term debt - current portion                        .4             8.8             8.9             8.9            11.5
                                                  --------------  --------------  --------------  --------------  --------------
          Total current liabilities                       558.4           594.1           609.4           601.1           583.1

Long-term liabilities                                     532.9           491.9           458.1           548.5           495.5
Accrued postretirement medical benefit obligation         694.3           720.3           722.5           734.0           734.9
Long-term debt                                            962.6           962.9           953.0           749.2           751.1
Minority interests                                        123.5           127.7           121.7           122.7           116.2

Stockholders' equity:
     Preferred stock                                       -               -                 .4              .4              .6
     Common stock                                            .8              .8              .7              .7              .6
     Additional capital                                   535.4           533.8           531.1           530.3           527.8
     Retained earnings (accumulated deficit)             (417.0)         (417.6)         (460.1)         (459.9)         (502.6)
     Accumulated other comprehensive income                -               -               (2.8)          (13.8)           (9.1)
                                                  --------------  --------------  --------------  --------------  --------------
          Total stockholders' equity                      119.2           117.0            69.3            57.7            17.3
                                                  --------------  --------------  --------------  --------------  --------------
          Total                                   $     2,990.9   $     3,013.9   $     2,934.0   $     2,813.2   $     2,698.1
                                                  ==============  ==============  ==============  ==============  ==============

Debt-to-capital ratio(1)                                   76.9            77.8            81.2            78.1            82.4



(1)  Total of long-term debt - current portion and long-term debt
     (collectively "total debt") as a ratio of total debt, deferred income tax liabilities, minority interests, and stockholders' equity.

 KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
 F I V E - Y E A R  F I N A N C I A L  D A T A
 S T A T E M E N T S  O F  C O N S O L I D A T E D  I N C O M E
 ( L O S S )



                                                                              Year Ended December 31,
                                                  ------------------------------------------------------------------------------
(In millions of dollars, except share amounts)              1998            1997            1996            1995            1994
--------------------------------------------------------------------------------------------------------------------------------

Net sales                                         $     2,256.4   $     2,373.2   $     2,190.5   $     2,237.8   $     1,781.5
                                                  --------------  --------------  --------------  --------------  --------------

Costs and expenses:
     Cost of products sold                              1,906.2         1,951.2         1,857.5         1,787.0         1,613.9
     Depreciation and amortization                         99.1           102.5           107.6           105.7           107.0
     Selling, administrative, research and
          development, and general                        115.5           131.8           127.6           134.5           116.8
     Impairment of Micromill(TM) assets/
          restructuring of operations                      45.0            19.7            -               -               -
                                                  --------------  --------------  --------------  --------------  --------------
          Total costs and expenses                      2,165.8          2,205.2        2,092.7         2,027.2         1,837.7
                                                  --------------  --------------  --------------  --------------  --------------

Operating income (loss) (1)                                90.6           168.0            97.8           210.6           (56.2)

Other income (expense):
     Interest expense                                    (110.0)         (110.7)          (93.4)          (93.9)          (88.6)
     Other - net                                            3.5             3.0            (2.7)          (14.1)           (7.3)
                                                  --------------  --------------  --------------  --------------  --------------

Income (loss) before income taxes, minority
     interests, and extraordinary loss                    (15.9)           60.3             1.7           102.6          (152.1)

Benefit (provision) for income taxes                       16.4            (8.8)            9.3           (37.2)           53.8

Minority interests                                           .1            (3.5)           (2.8)           (5.1)           (3.1)
                                                  --------------  --------------  --------------  --------------  --------------

Income (loss) before extraordinary loss                      .6            48.0             8.2            60.3          (101.4)

Extraordinary loss on early extinguishments of
     debt, net of tax benefit of $2.9                      -               -               -               -               (5.4)
                                                  --------------  --------------  --------------  --------------  --------------
Net income (loss)                                            .6            48.0             8.2            60.3          (106.8)

Preferred stock dividends                                  -               (5.5)           (8.4)          (17.6)          (20.1)
                                                  --------------  --------------  --------------  --------------  --------------
Net income (loss) available to common
     shareholders                                 $          .6   $        42.5   $         (.2)  $        42.7   $      (126.9)
                                                  ==============  ==============  ==============  ==============  ==============

Earnings (loss) per share:
     Basic/Diluted                                $         .01   $         .57   $         .00   $         .69   $       (2.18)

Weighted average shares outstanding (000):
     Basic                                               79,115          74,221          71,644          62,000          58,139

     Diluted                                             79,156          74,382          71,644          62,264          58,139





(1)  1998 includes an adverse strike-related impact of approximately $60.0.